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                                                                   EXHIBIT 10.17


                              SEPARATION AGREEMENT


This Agreement, by and between National Medical Care, Inc., d/b/a Fresenius Medical Care North America ("FMC"), a corporation having its principal place of business at Two Ledgemont Center, 95 Hayden Avenue, Lexington, MA 02173 and Geoffrey W. Swett ("Swett"), an individual residing at 42 Kings Way, Waltham, Massachusetts 02154.

The parties agree as follows:

1. TERMINATION OF EMPLOYMENT. Swett's employment as President of Fresenius Dialysis Services Division and Executive Vice President of FMC shall terminate effective June 22, 1998. From that date, Swett will continue to be employed as a consultant to the Chief Executive Officer of FMC assisting in the transition of the Dialysis Services Division until the July 31, 1998 termination of Swett's employment with FMC.

2. GUARANTEED SALARY CONTINUATION. Swett will continue to be paid bi-weekly for a period of fifty two (52) weeks, beginning August 1, 1998 and ending July 31, 1999 ("Guaranteed Salary Continuation Period").

3. CONTINGENT ADDITIONAL SALARY CONTINUATION. Despite his good faith best efforts to do so, if Swett has not secured full-time employment by the end of the Guaranteed Salary Continuation Period, FMC will provide him with additional salary continuation for up to an additional fifty two
         (52) week period or until he finds full-time employment, whichever occurs first, provided he continues to make good faith best efforts to do so. If Swett obtains full-time employment at any time during this additional fifty two (52) week period, he will promptly notify FMC of that fact and the date of his initial employment with his new employer, and FMC's obligation to pay such additional salary continuation shall cease as of such initial employment date, such salary obligation being pro-rated on a daily basis.

4. MANAGEMENT BONUS PLAN PROGRAM. Swett will be eligible for a pro-rata award, based upon his months of service in 1998, under the 1998 Management Bonus Plan. If funding is available for the Plan, Swett will be paid at fifty-eight percent (58%) of the bonus payment he would have received as an active, full-time employee of FMC. Payment will be made on the same date as payment to active FMC executives.

5. PAID-TIME-OFF PAY. Swett will receive a lump sum payment for his accrued but unused accrued Paid-Time-Off on or promptly after July 31, 1998.

6.       BENEFITS.

         MEDICAL AND DENTAL COVERAGE: For as long as Swett is receiving Guaranteed Salary Continuation or Contingent Additional Salary Continuation Payments, he is eligible to


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         continue any coverage under FMC's medical and dental plans on the same basis and to the same extent as currently covered and as may be available to similarly situated employees in the event that
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         changes are subsequently made to such plans. At the end of the
         Guaranteed Salary Continuation Period or Contingent Additional Salary Continuation Period, he may elect to continue these health and dental benefits under COBRA. FMC will send Swett the documents necessary to elect to do so under separate cover near the end of his Salary Continuation Period.

         LIFE INSURANCE: Swett's life insurance benefits will continue during the Guaranteed Salary Continuation or Contingent Additional Salary Continuation Period. Any conversion of life insurance at the end of that period may be arranged through the Corporate Human Resources Department.

         Payment by FMC for medical, dental and life insurance benefits will continue through the period of Guaranteed Salary Continuation or Contingent Additional Salary Continuation on the same basis as though Swett were still employed.

         LONG AND SHORT TERM DISABILITY BENEFITS: Swett's long and short term disability benefits will cease as of July 31, 1998.

         401(k) PLAN: Contributions to FMC's 401(k) Plan may be withdrawn from the plan following Swett's termination of employment in accordance with Internal Revenue Service regulations. Swett may not make contributions to the Plan during the Guaranteed Salary Continuation Period or Contingent Additional Salary Continuation Period. Swett is 100 percent vested in matching company contributions made to the plan on his behalf Corporate Human Resources will provide Swett with information on how to withdraw his funds from the Plan.

         PENSION PLAN: Swett will stop accruing benefit service under the Pension Plan and the Supplemental Executive Retirement Plan effective July 31, 1998. He is fully vested in both Plans. He will receive a separate letter including a benefit calculation after that date.

         DEFERRED COMPENSATION PLAN. Swett's account balance under the Deferred Compensation Plan will be paid to him within thirty (30) days of July 31, 1998.

7. FRESENIUS MEDICAL CARE. AG 1998 STOCK INCENTIVE PLAN. Pending approval of the Fresenius Medical Care AG Management Board, 13,889 of Swett's stock options for Preference Shares, equivalent to approximately 41,667 ADS's, will be vested July 31, 1998. Swett will have one (1) year from that date to exercise these options. Should he fail to exercise these options, they will be forfeited at the end of the one (1) year period.

8. OUTPLACEMENT. FMC will provide Swett with executive-level outplacement at Manchester Partners or a reasonably comparable firm of his choosing.

9. REFERENCE. Prior to July 31, 1998, FMC will provide Swett with a mutually acceptable letter of reference.



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10.      UNEMPLOYMENT BENEFITS. If Swett is unemployed at the end of the period of Guaranteed Salary Continuation and Contingent Additional Salary, FMC agrees it will not protest any claim he may file for unemployment compensation.

11. COMPANY PROGRAM. Swett affirms that he will return all Company property, including but not limited to, all keys, files and computer hardware, software and data, in his possession.

12. RELEASE. As a material inducement to FMC to enter into this agreement, and in consideration of the Guaranteed Salary Continuation and the Contingent Additional Salary Continuation Payments and benefits and other consideration to be provided by FMC to Swett, all as is provided in the Agreement, Swett hereby irrevocably and unconditionally releases, acquits and forever discharges FMC, its parents, subsidiaries and affiliates, successors and assigns, officers, employees, directors, and representatives, and all persons related thereto, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes or action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which he has, or might claim to have, against any of them and which arises out of or is related to the termination of his employment with FMC. This Release includes but is not limited to, all such claims under applicable state or federal law, including without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C.ss.621, et seq.

13. CONFIDENTIALITY-DISCLOSURE/NONDISPARAGEMENT. Swett acknowledges his continuing obligation under the Non-Disclosure/Non-Competition Agreement dated September 15, 1992 and further acknowledges that the non-competition obligation remains in effect for one year after he stops receiving guaranteed salary continuation or contingent additional salary continuation. Swett and FMC also agree not to disclose anything about this Agreement except to those who have a reasonable need to know about it. FMC and Swett agree not to say or do anything which would disparage or present unfairly the other, and as to FMC would include, its employees, officers, directors, agents, or affiliates.

14. COOPERATION AND ASSISTANCE Swett and FMC acknowledge that Swett may have information and knowledge which may be useful to FMC in connection with certain legal, regulatory, and corporate administrative proceedings, including but not limited to, various litigation matters, certain regulatory submissions, resignation activities with respect to officerships and directorships, and the Office of the Inspector General investigation. As a material inducement to FMC to enter into this Agreement, and in consideration of the Guaranteed Salary Continuation and the Contingent Additional Salary Continuation Payments and benefits and other consideration to be provided by FMC to Swett, all as provided in the Agreement, Swett acknowledges and confirms that he shall, during the periods of Guaranteed Salary Continuation and Contingent Additional Salary Continuation, cooperate fully with FMC in connection with any such proceeding. Swett and FMC acknowledge that, as used in this paragraph, full cooperation shall mean that Swett will, at the request of FMC, make available to FMC all time, information and assistance reasonably requested of him in connection with these proceedings and, further

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         that Swett shall maintain the confidentiality of information and communications he shares with FMC in connection with providing such assistance consistent with the attorney-client privilege, and the provisions of paragraph 12 of this Agreement and the governing law.

15. CONSULTING. During the Guaranteed Salary Continuation or Contingent Additional Salary Continuation period, Swett may from time to time be requested to consult on operating matters, by the CEO of FMC. For such time requested by the CEO and such services performed, Swett will be compensated at a rate of $200 per hour plus out-of-pocket expenses. All such services


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         are to be presented for payment monthly, invoice to include description of services performed, dates and hours. Invoices submitted to the Vice President of Human Resources and approved by the CEO will be paid within thirty (30) days of receipt.

16. REVIEW PERIOD. Swett understands that he has twenty-one (21) days to review this Agreement, and has the right to retain counsel to review it and to represent him in his discussions with FMC if he wishes to do so. After he executes it, he has seven (7) days to revoke the Agreement, so it will not be effective until seven (7) days have expired after he signs the Agreement and returns it to FMC.

17. ENTIRE AGREEMENT, GOVERNING LAW. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and shall be governed by the law of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement to take effect as a sealed instrument, as of the 21st of July, 1998.


         FRESENIUS MEDICAL CARE NORTH AMERICA

         /s/ Ben Lipps                            /s/ Geoffrey W. Swett
         -------------------------                -----------------------------
         Ben J. Lipps                             Geoffrey W. Swett
         President and Chief Executive Officer